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                                                                     EXHIBIT 2.3

                          TRUST CONTRIBUTION AGREEMENT

         This TRUST CONTRIBUTION AGREEMENT (the "Trust Contribution Agreement") is made as of the 27th day of May, 1999, by and between Venture Holdings Trust, a trust organized under Michigan law (the "Trust") and Venture Holdings Company, LLC, a Michigan limited liability company (the "Successor").

         WHEREAS, the Special Advisor of the Trust and the Managing Member of the Successor have determined it advisable and in the best interests of the Trust and the Successor that the Trust contribute, assign, transfer, convey and deliver to the Successor all of its assets, and that the Successor receive such contribution and, in consideration therefor, agree to assume certain of the Trust's obligations under financing agreements listed herein;

         NOW THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Trust and the Successor hereby agree as follows:

A.       Contribution of Assets

      1. The Trust does hereby contribute, assign, transfer, convey and deliver unto the Successor all of the Trust's assets, properties, goodwill, rights, privileges, claims, patents and licenses owned, leased or used by the Trust, other than its equity interest in the Successor (the "Contributed Assets"). The Contributed Assets shall include, without limitation, the following:

            (a) Subsidiary Interests. All of the Trust's right, title and interest in and to all of the equity interests in its subsidiaries (other than its equity interest in the Successor), including the Trust's equity interests in Vemco, Inc.; Vemco Leasing, Inc.; Venture Industries Corporation; Venture Holdings Corporation; Venture Leasing Company; Venture Mold & Engineering Corporation; Venture Service Company; Venture Europe, Inc.; Venture EU Corporation, each a Michigan corporation; and Experience Management LLC, a Michigan limited liability company.

            (b) Insurance Policy. The Trust's interest in the insurance policy covering the life of Larry J. Winget issued by the Prudential Insurance Company of America, policy number V1 003 999 (the "Prudential Policy").

With all the foregoing TO HAVE AND TO HOLD, unto the Successor, its successors and assigns, FOREVER.

      2. The Trust hereby authorizes the Successor to take any and all action in connection with any of the Contributed Assets, in the name of the Trust or in its own or any other name.

            The Trust hereby warrants, covenants and agrees that it:

                (i) is hereby conveying title to the Contributed Assets free and clear of any and all liabilities, obligations, claims, liens and encumbrances (whether absolute, accrued, contingent or otherwise), except those specifically assumed by the Successor hereunder;

                (ii) will warrant and defend the contribution of the Contributed Assets against each and every person or persons claiming or who claims against any or all of the same; and


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                (iii) will take all steps necessary to put the Successor, its successors or assigns, in actual possession and control of the Contributed Assets, subject to the security interest of The First National Bank of Chicago, as Agent, under the Credit Agreement described below.

      3. The Trust hereby covenants that it shall, from time to time, make, acknowledge, execute and deliver, or cause to be made, acknowledged, executed and delivered, such instruments, acts, consents, deeds, transfers, assignments, powers and assurances as the Successor may reasonably require to more effectively convey, transfer, assign, grant and vest in and to the Successor and to put the Successor in possession of any of the Contributed Assets being contributed, conveyed, assigned, granted, transferred and delivered hereunder.

B.    Assumption of Liabilities

      The Successor hereby agrees as follows:

      1. Subject to the limitations contained herein, the Successor hereby undertakes, assumes and agrees to perform, pay or discharge, to the extent not heretofore performed, paid or discharged, the Trust's obligations and duties under the following agreements:

            (a) Indenture, dated as of July 1, 1997, as amended by the First Amendment to Indenture and the Second Amendment to Indenture, each dated as of May 27, 1999, and as supplemented by the First Supplemental Indenture, dated as of May 27, 1999, among the Trust, the Subsidiaries of the Trust named therein and The Huntington National Bank, a national banking association, as Trustee, relating to the 9 1/2% Senior Notes due 2005.

            (b) Credit Agreement, dated as of May 27, 1999, among The First National Bank of Chicago, as Administrative Agent and Lender, the other Lenders and co-agents named therein and the Trust.

            (c) Indenture, dated as of May 27, 1999, between the Trust and The Huntington National Bank, a national banking association, as Trustee, relating to the 11% Senior Notes due 2007.

            (d) Indenture, dated as of May 27, 1999, between the Trust and The Huntington National Bank, a national banking association, as Trustee, relating to the 12% Senior Subordinated Notes due 2009.

            (e) The Prudential Policy.

     2. Other than specifically set forth above, the Successor assumes no obligations or liabilities of the Trust of any kind, nature, character or description.

C.   General

     1. This Trust Contribution Agreement is made solely for the benefit of the Trust, the Successor and their respective permitted successors and assigns, and not for the benefit of any other party.

     2. This Trust Contribution Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

                      [Signatures appear on the next page.]




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         IN WITNESS WHEREOF, the parties have caused this Trust Contribution
Agreement to be executed and delivered as of the date first above written.


                                      VENTURE HOLDINGS TRUST


                                      By:  /s/ Michael G. Torakis
                                          ---- ---------------------------------
                                             Michael G. Torakis, President




                                      VENTURE HOLDINGS COMPANY LLC


                                      By:  /s/ James E. Butler
                                           -------------------------------------
                                             James E. Butler, Executive Vice
                                             President